FOR IMMEDIATE RELEASE

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Julie Leber
Spotlight Marketing Communications
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julie@spotlightmarcom.com

 MVP REIT Reports Second Quarter 2016 Results
94 Percent Increase in Year-Over-Year Revenues

SAN DIEGO, CALIF. (Aug. 10, 2016) – MVP REIT, Inc. announced today that it has filed its quarterly report on Form 10-Q for the quarter ended June 30, 2016.
For the three months ended June 30, revenues were $2,056,000, as compared to $1,060,000 for the same three-month period in 2015, equal to a 94 percent increase in total revenue. For the first six months of 2016, total revenue increased by 126 percent to $3,949,000, compared to $1,748,000 for the first six months of 2015. During the first six months of 2016, MVP REIT completed eight acquisitions valued at approximately $32 million, bringing its total investment in real estate to approximately $113.6 million in 25 properties. Full results for the three- and six-month periods may be reviewed in MVP REIT's quarterly report, available free of charge at www.sec.gov.
"We are pleased with MVP REIT's results over the last six months, and are excited to see the growth in our portfolio of properties," said Mike Shustek, chairman and chief executive officer of MVP REIT. "Aggregate rental revenues from properties we have held for more than one year also increased on a year-over-year basis. We believe we have deployed a successful strategy for growing revenues at our parking locations and look forward to capitalizing on this strategy in future quarters."
About MVP REIT, Inc.
MVP REIT is a publicly registered, non-traded hybrid real estate investment trust. MVP REIT, which completed its initial public offering in September 2015, intends to use the proceeds from its offering to invest in a diversified portfolio of income producing commercial parking assets, together with the funding of loans secured by income-producing commercial real estate, as well as to pay expenses and fees associated with the offering.

Forward-looking statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  volatility in the debt or equity markets affecting our ability to acquire or sell real estate assets; national and local economic, business and real estate market conditions, including the likelihood of a prolonged economic slowdown or recession; the ability to maintain sufficient liquidity and our access to capital markets; our ability to identify, successfully compete for and complete acquisitions and loans; and the performance of real estate assets and loans after they are acquired. Although MVP believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that the expectations will be attained or that any deviation will not be material. MVP does not undertake any obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in expectations.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.
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